     As filed with the Securities and Exchange Commission on July 15, 1996.

                                     REGISTRATION STATEMENT NO. 333-05857
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            ______________________

                         Pre-Effective Amendment No.2
                                      to
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ______________

                        TELCO COMMUNICATIONS GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Virginia                             4813                            54-1674283
(State or other jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)        Classification Code Number)           Identification No.)

                                                                            DONALD A. BURNS
          4219 LAFAYETTE CENTER DRIVE                            PRESIDENT AND CHIEF EXECUTIVE OFFICER
           CHANTILLY, VIRGINIA 22021                               TELCO COMMUNICATIONS GROUP, INC.
                (703) 631-5600                                        4219 LAFAYETTE CENTER DRIVE
  (Address, including zip code, and telephone                          CHANTILLY, VIRGINIA 22021
         number, including area code,                                       (703) 631-5600
 of registrant's principal executive offices)                     (Name, address, including zip code,
                                                                 and telephone number, including area
                                                                      code, of agent for service)
                                           ________________


                                               Copies to:
               MORRIS F. DEFEO, JR.                                            DENNIS J. BLOCK
           SWIDLER & BERLIN, CHARTERED                                          AKIKO MIKUMO
          3000 K STREET, N.W., SUITE 300                                 WEIL, GOTSHAL & MANGES, LLP
             WASHINGTON, D.C.  20007                                           767 FIFTH AVE.,
                  (202) 424-7500                                            NEW YORK, N.Y.  10153
                                                                               (212) 310-8000
                                           ________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                              __________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               ________________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
               -------------------------------------------

     The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

     Registration fee under the Securities Act of 1933      $ 62,358
     NASD filing fee                                          18,584
     NASDAQ National Market fee                                 *
     Printing expenses                                          *
     Registrar and Transfer Agent's fees and expenses           *
     Accountants' fees and expenses                             *
     Legal fees and expenses (not including Blue Sky)           *
     Blue Sky fees and expenses                                 *
     Miscellaneous                                              *
                                                              ______

            Total                                           $   *
                                                              ======

_______

*    To be completed by amendment.

ITEM 14.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.
               -----------------------------------------

     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

     The Company's Articles of Incorporation provide for mandatory indemnification of its directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

     In the U.S. Underwriting Agreement and International Underwriting Agreement, proposed forms of which have been filed as Exhibits 1.1 and 1.2 hereto, respectively, the U.S. Underwriters and Managers will agree to indemnify, under certain conditions, the Registrant's officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
          ---------------------------------------

     In connection with the organization of the Company, 1 share of the Company's Common Stock was issued to Henry G. Luken, III, 1.14 shares were issued to Donald A. Burns, and .86 shares were issued to Walter C. Anderson on August 15, 1993.

     On November 9, 1993, an additional 1,580.75, 1,803.86 and 1,362.39 shares of the Company's Common Stock were issued to Mr. Luken, Mr. Burns and
Mr. Anderson, respectively.

     On July 1, 1994, the Company declared a 10-for-1 stock split and issued additional shares of Common Stock to Mr. Burns, Mr. Luken and Mr. Anderson, increasing their holdings to 18,050, 15,318 and 13,633 shares of Common Stock, respectively.

     On July 1, 1994 options for 1,467.5 shares of Common Stock were granted to Mr. Rachlin, at an exercise price of $131.08 per share.

     On July 20, 1994, the Company reacquired 13,633 shares of its Common Stock from Mr. Anderson for $25,000. On July 25, 1994, the Company issued 15,224.50 shares of its Common Stock to Iceberg Transport, S.A., a Panamanian corporation, in a private placement for $50,000.

     On November 30, 1994 options for 1,876 shares were issued to Ms. Marine-Street at an exercise price of $746.42 per share.

     On December 30, 1994 options for 500 shares were issued to Mr. Stodter at an exercise price of $784.13 per share.

     On September 1, 1995 options for 500 shares were issued to Ms. Anastasi at an exercise price of $1374.82 per share.

     On June 27, 1994 a warrant to purchase 1,174 shares at a nominal exercise price was issued to Signet Media Capital Group.

     On March 19, 1996, options to acquire 1,000 shares were issued to Mr. Merrick at an exercise price of $3,200 per share.

     On April 4, 1996, options to acquire 2,500 shares were issued to Mr. Canton at an exercise price of $3,200 per share.

     On May 3, 1996, the number of shares subject to the warrant previously issued to Signet Media Capital Group was adjusted to 1,255.

     On April 1, 1996, Bonita Anderson, James Sznajder, Dennis Jarman and Bryan Rachlin exchanged their options in Long Distance Wholesale Club for options the acquire 60.025, 120.05, 200.511, and 240.1 shares of Common Stock, respectively, under the Company's Stock Option Plan.

     On ___________, 1996, the Company declared a 425-for-1 stock split. Accordingly, the foregoing share amounts in this Item 15 are on a pre-stock split basis.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16(A).    EXHIBITS.
               --------

Exhibit                                                                      Sequentially
Number                     Description                                       Numbered Page
- ------                     -----------                                       -------------
*1.1       Form of U.S Underwriting Agreement

*1.2       Form of International Underwriting Agreement

*2.1       Tel Labs, Inc. Share Exchange Agreement

*2.2       Long Distance Wholesale Club, Inc. Share Exchange Agreement

*3.1       Restated Articles of Incorporation of Telco
           Communications Group, Inc.

*3.2       Amended and Restated Bylaws of Telco Communications
           Group, Inc.

*4.1       Form of Common Stock Certificate of Telco
           Communications Group, Inc.

*5.1       Opinion of Swidler & Berlin, Chartered

*10.1      Agreement for the Provision of Billing and Collection
           Services between Telco Development Group of Delaware,
           Inc. and the Ameritech Companies dated July 1, 1995

Exhibit                                                                            Sequentially
Number                     Description                                             Numbered Page
- ------                     -----------                                             -------------
*10.2      Agreement for the Provision of Billing and Collection
           Services between the Bell Atlantic Operating Telephone
           Companies and Telco Development Group, Inc. dated
           June 10, 1994

*10.3      Clearinghouse Billing and Collection Services Operating
           Contract between Telco Development Group, Inc. and
           Bell South Communications dated January 3, 1994

 10.4      Agreement for Billing Services by Tel Labs, Inc. and
           Esprit Telecom dated December 29, 1995

 10.5      Agreement for Billing Services by Tel Labs, Inc. and
           Long Distance Wholesale Club, Inc. dated July 19, 1995

 10.6      One Plus Billing & Information Management Services
           Agreement between Long Distance Wholesale Club, Inc., and Telco Development Group of Delaware, Inc. dated
           January 23, 1996

*10.7      Agreement between Nevada Bell and Telco Development
           Group of Delaware, Inc. for Billing and Collection
           Service dated September 3, 1995

*10.8      Agreement for Interstate Billing and Collection Services
           Agreement between New England Telephone and
           Telegraph Company and Telco Development Group of
           Delaware, Inc. dated July 31, 1995

*10.9      Agreement for Interstate Billing and Collection Services
           between New York Telephone Company and Telco
           Development Group of Delaware, Inc. dated July 31,
           1995

*10.10     Agreement for the Provision of Billing and Collection
           Services between Pacific Bell and Telco Development
           Group of Delaware, Inc. dated April 4, 1995

Exhibit                                                                   Sequentially
Number                       Description                                  Numbered Page
- ------                       -----------                                  -------------
*10.11    Casual Billing Services Agreement between the Southern
          New England Telephone Company and Telco
          Development Group of Delaware, Inc. dated February 9,
          1996.

 10.12    Agreement for the Provision of Billing and Collection
          Services between Southwestern Bell Telephone Company and Telco Development Group of Delaware, Inc. dated
          December 16, 1994; and Amendment to the Agreement for the Provision of Billing and Collection Services between Southwestern Bell Telephone Company and
          Telco Development Group of Delaware, Inc. dated
          December 19, 1994

 10.13    One Plus Billing and Information Management Services
          Agreement between Telco Development Group of
          Delaware, Inc. and Telco Communications Group, Inc. dated
          December 30, 1995

 10.14    Agreement for Billing Services by Tel Labs, Inc. and
          Telco Communications Group, Inc. (undated)

*10.15    Agreement for the Provision of Billing and Collection
          Services for Clearing Agents between U S WEST, Inc. and
          Telco Development Group of Delaware, Inc. dated April
          1, 1995

*10.16    Standard Agreement for the Provision of Billing and
          Collection Services between United Telephone Company of Florida and Telco Development Group, Inc. dated
          October 19, 1994

 10.17    Service Agreement between IXC Carrier, Inc. and Telco
          Communication Group, Inc. dated December 15, 1995

Exhibit                                                                         Sequentially
 Number                       Description                                       Numbered Page
 -----                        -----------                                       -------------
  10.18   Telco Communications Group, Inc. Wholesale Customer
          Agreement for Special International Pricing with Esprit
          Telecom dated February 21, 1996.

 *10.19   Amended and Restated 1994 Stock Plan

  10.20   Lease Agreement between CPL Properties and Telco
          Communications Group, Inc. effective March 1, 1995
          (Davenport, Iowa Switch Site)

  10.21   Lease Agreement between Thomas Kurschner and Telco
          Communications Group, Inc. effective November 2, 1995
          (Las Vegas, Nevada Switch Site)

  10.22   Deed of Lease Agreement between Bricks in the Sticks,
          Ltd. and Telco Communications Group, Inc. effective
          March 1, 1995 (Chattanooga, Tennessee Switch Site).

  10.23   Lease Agreement between The University of Texas
          System and Telco Communications Group, Inc. effective
          August 22, 1994 (Austin, Texas Switch Site)

  10.24   Agreement of Lease between 13th and L Associates and
          Telco Communications Group, Inc. effective August 25,
          1994 (Washington, DC Switch Site)

  10.25 Deed of Lease agreement between Bricks in the Sticks, Ltd. and Tel Labs, Inc. effective July 1, 1994 (Corporate
          Office)

  10.26   Deed of Lease Agreement between Bricks in the Sticks,
          Ltd. and Telco Communications Group, Inc. effective
          March 1, 1995 (Corporate Office)

  10.27   Master Lease Agreement between Telco Communications
          Group, Inc. and Dana Commercial Credit Corporation dated September 14, 1995; Addendum to the Master
          Lease Agreement dated September 15, 1995; and Lease
          Schedules 001 and 002.

 *10.28   Equipment Lease between DGI Technologies, Inc. and
          Telco Communications Group, dated October 1, 1994

 Exhibit                                                           Sequentially
 Number                       Description                         Numbered Page
 ------                       -----------                         -------------
  10.29   Equipment Leases between DSC Finance Corporation and
          Telco Communications Group, Inc. (Master Lease dated
          January 1, 1994 and Schedules A-P1)

  10.30   Credit Agreement between Telco Communications
          Group, Incorporated, Signet Bank and the Banks listed therein, dated as of January 24, 1996

 *10.31   Employment Agreement between Telco Communications Group,
          Inc. and Donald A. Burns

  10.32   Employment Agrement between Telco Communications Group,
          Inc. and Thomas J. Cirrito dated as of April 1, 1996

  10.33   Employment and Stock Option Agreement between Telco
          Communications Group, Inc. and Stephen G. Canton dated as of April 4, 1996

  10.34   Employment Agreement between Telco Communications Group,
          Inc. and Bryan K. Rachlin dated as of July 10, 1996

  10.35   Employment Agreement between Telco Communications Group, Inc.
          and Nicholas A. Merrick dated as of March 19, 1996

  10.36   Employment Agreement betweem Telco Communications Group, Inc.
          and Janet D. Anastasi dated as of May 2, 1996

  10.37   Employment Agreement between Telco Communications Group, Inc.
          and Natalie Marine-Street dated as of May 3, 1996

  10.38   Employment Agreement between Telco Communications Group, Inc.
          and Mark J. Stodter dated as of May 2, 1996

 *10.39   Employment Agreement between Telco Communications Group, Inc.
          and Henry G. Luken, III

 *10.40   Indemnification Agreement

 *10.41   Registration Rights Agreement

 *11.1    Statement Regarding Computation of Per Share Earnings

 *21.1    Subsidiaries of Telco Communications Group, Inc.

**23.1    Consent of Chase and Associates CPAs, PC

**23.2    Consent of Deloitte & Touche LLP

 *23.3    Consent of Swidler & Berlin, Chartered (to be included in
          Exhibit 5.1 to this Registration Statement)

**24.1    Power of Attorney

 *27.1    Financial Data Schedule

___________

 *    To be filed by amendment.

**    Previously filed.

Item 16(b).    Financial Statement Schedules.
               -----------------------------

      None.

ITEM 17.  UNDERTAKINGS.
          ------------

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia, on July 15, 1996.

                                   TELCO COMMUNICATIONS GROUP, INC.


                                   By: /s/ Donald A. Burns
                                       __________________________
                                          Donald A. Burns
                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 1996.

     Signature                                Title
     ---------                                -----

          *
- -----------------------             Chairman of the Board and Director
Henry G. Luken, III

/s/ Donald A. Burns                 Vice Chairman of the Board, President, Chief
- -----------------------             Executive Officer and Director (Principal
Donald A. Burns                     Executive Officer)

          *
- -----------------------             President of Consumer Division
Thomas J. Cirrito                   and Director

          *
- -----------------------             Director
Robert W. Ross

          *
- -----------------------             Chief Financial Officer and Treasurer
Nicholas A. Merrick                 (Principal Financial Officer)

          *
- -----------------------             Vice President and Corporate Controller
Janet D. Anastasi                   (Principal Accounting Officer)


*Donald A. Burns, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

/s/ Donald A. Burns
- --------------------
Donald A. Burns, Attorney-in-Fact